Contract Services Agreement

THIS CONTRACT SERVICES AGREEMENT (this "Agreement") is entered into effective as of April 24, 2001 (the "Effective Date") by and between The Gift Certificate Company ("TGCC"), a wholly owned subsidiary of NBO, Inc., a Utah corporation, with its principal place of business at 3676 W. California Ave, Building D, Salt Lake City, Utah 84104 and the Prime Outlets of Grove City, ("Customer") a Delaware limited partnership with it's principle place of business at 100 East Pratt Street, 19th Floor, Baltimore, Maryland. TGCC and Customer are sometimes referred to herein as a "Party" and collectively the "Parties".

     a. TGCC is in the business of developing, marketing, owning and operating distribution systems for gift cards, gift certificates, gift rights, vouchers, and other instruments allowing the giving of a right to receive a credit toward the purchase of merchandise, (collectively "Mall Gift Certificates").

     b. Customer is in the business of owning, operating and managing regional shopping centers known as (the "Properties").

     c. The Parties desire to enter into a relationship whereby TGCC will make available to and install its gift certificate distribution machine (a "Counter Top Unit"), provide Call Center fulfillment via toll-free telephone and establish Internet fulfillment, (the "System") for the Properties and to provide services associated therewith, as further described in this Agreement.

     NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth herein below, and for other good and valuable consideration, the Parties agree as follows:

1.   RIGHTS AND OBLIGATIONS OF CUSTOMER.

     a. Distribution. Customer hereby grants to TGCC the exclusive right to offer and issue Mall Gift Certificates, via the counter top unit, telephone, and through the Internet from either the mall's website or through TGCC's website. The Mall Gift Certificates shall be redeemable at all retail establishments located within the Properties.

     b. Utility Access and Service. Customer will provide, or cause to be provided, at points in the Customer's "Customer Service Booth" the facilities necessary to enable TGCC to obtain and maintain for the System, the electricity and telephone service (the "Utility Services") required for its operation, as specified on Addendum A, Part I. The installation of such services and all on-going fees will be at Customer's sole cost and expense. Such installation shall include coordination with TGCC.

       c. Advertising. Customer agrees to advertise the Mall Gift Certificates at the Property and assist TGCC in the advertising and promotion of the Mall Gift Certificates to the tenants, prospective tenants, individual and corporate customers of the Property.

      d.    Maintenance and Training.   Customer will provide, at no cost  to
TGCC, the personnel necessary to (i) periodically monitor the inventory of blank gift certificate stock, (ii) restock the blank gift certificate paper stock as needed and (iii) notify TGCC or its designated agent of any malfunction with, or damage to the System or any component thereof. In addition, Customer's personnel will cooperate with TGCC in performing TGCC's periodic maintenance and diagnostic procedures on the Counter Top Unit to determine if and when any periodic or preventative maintenance is needed or if a TGCC designated service organization should be called. TGCC will provide, or cause to be provided, all necessary maintenance and repair within twenty-four (24) hours of Customer's request. Customer agrees to make available at the property personnel to assist users of the System in purchasing Mall Gift Certificates at the customer service counter. TGCC will provide training to personnel.

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       e.     Financial  Responsibility.   Customer  accepts  full  financial
responsibility for the collection of all funds associated with the issuance of Mall Gift Certificates at the TGCC Counter Top Unit. At the conclusion of each business day, Customer will assure that the amounts collected for such business day are deposited in (The "Depository Account") (whether by cash or credit/debit card funds) and will assure the amounts deposited, plus amounts in transit from credit cards, correspond to the value of the Mall Gift Certificates issued for such day. In the event that TGCC determines that there is a shortage, it will provide immediate notification thereof to
Customer's  designee.   In  the event of a shortage,  whether  discovered  by
Customer or TGCC, Customer will deposit sufficient funds to cover the shortage into the Depository Account within (10) ten days following the discovery of the shortage.

     f. Credit/Debit Card Fees. Customer agrees to pay all credit card fees associated with the issuance of Mall Gift Certificates. TGCC will bill such credit card fees to Customer at the same rate charged to TGCC by the credit card company. Said billing statements will be sent directly to the Customer's management office unless otherwise directed by the Customer. Customer will reimburse the fees to TGCC net 15 days after receiving monthly billing statements. Current credit/debit card rates are disclosed in Addendum A, Part ll.

     g. Gift Certificate Stock and Processing. Customer will pay all costs associated with gift certificate stock and document processing required for its operation, as specified on Addendum A, Part III, attached hereto. Customer to pay all Bank Charges assessed on the Depository Account. Said fees will be payable net fifteen (15) days following the receipt of monthly billing statement.

      h. Internet. Customer and TGCC will cooperate in designing and implementing a so-called "HTML Frame" which will allow visitors to Customer's website the opportunity to obtain Mall Gift Certificates via the Internet. Customer will provide TGCC with names of Customer's website administrators in order to complete all programming requirements. Customer will pay for all programming costs to establish the "HTML Frame" in Customers websites and TGCC will pay for programming costs required for TGCC to gain access to and integrate with Customer's websites. Such fees shall be set forth in Addendum A, Part IV, attached hereto. TGCC agrees to provide fulfillment on each order accepted, that is transacted through the Internet with shipment direct to the consumer.

     i. Relocation. Customer shall have the right at any time during the Term to cause TGCC to relocate the Counter Top Unit to another mutually agreeable location in the Property upon giving TGCC at least thirty (30) days advance written notice of its intention to so relocate. In that event, Customer shall at their expense bring the necessary utilities to the relocated Counter Top Unit. TGCC shall provide the technical expertise, via telephone to assure that the Counter Top Unit is functioning properly following the relocation.

2.    RIGHTS AND OBLIGATIONS OF TGCC.

     a. The System. TGCC will install the System at the Property and will cause the System to be operated only for the issuance of Mall Gift Certificates and for no other purpose. TGCC will cause the Counter Top Unit to be fully operational and activated. Customer shall have the right to request the installation of an additional Counter Top Unit as part of the System, and TGCC shall provide such additional Counter Top Unit to Customer for such periods of time as are requested by Customer, from time to time, at a cost set forth in Addendum A, Part V, attached hereto, within 45 days following Customer's written request.

     The current System hardware for the Counter Top Unit, will become the exclusive property of the Customer, once the sum set forth in Addendum A,
Part VI, have been received from Customer. TGCC is and shall be the sole owner of the trade name "The Gift Certificate Company" and all other trade names, trademarks and copyrights used now or in the future in connection with the System. TGCC retains all rights to the System software it has developed. Software supplied with the System may not be copied, sold or used except as authorized by TGCC.

     b. Competing Installations. Customer understands and agrees that TGCC has the right to enter into agreements the same as or similar to this Agreement with other companies who may own or manage competing retail establishments or malls in the geographic vicinity of the Property, and to install its distribution components in such establishments or malls and offer gift certificates thereat.

     c. Advertising. TGCC has the right to engage in an on-going program of advertising and promoting the services which it offers, including any components of the System that may be installed at competing retail establishments or malls located in the geographic vicinity of the Property. TGCC may not, however, use Customer's name or the name of any of its affiliates nor the name or likeness of the Property in any advertising or promotion nor shall TGCC engage in such advertising and promotion at the Property without the express written consent of Customer.

     d. Maintenance and Training. TGCC will provide all necessary maintenance required to insure that all TGCC owned websites established pursuant this agreement are always functioning properly. Should both parties agree during the implementation process that additional training is required by either the individual retailers or the mall management teams, TGCC will provide such training either in writing or via the telephone at no charge to the Customer.

     e. Convenience Fees. A convenience fee per certificate will be charged for each Mall Gift Certificate sold via the Internet and via the telephone, and such fees shall be set forth in Addendum A, Part VII, attached hereto.

     f. Mall Gift Certificate Redemption. The Mall Gift Certificates will initially be in the form of executable bank checks that can be redeemed for merchandise or services at any retail establishment in the Property and deposited into the account of such retail establishment. TGCC will guarantee the redemption funds to the retail establishment as long as said establishment follows the TGCC Mall Gift Certificate redemption procedures.

     g. Unredeemed Mall Gift Certificates. TGCC shall be responsible for and will cause compliance with all applicable state abandoned property or escheat laws. Any balance of unredeemed Gift Certificates remaining after compliance with all applicable laws shall be paid to TGCC as fees for services provided by TGCC pursuant to this Agreement.

     h. Reporting and Audit. Within twenty (20) days of the end of each month, TGCC will provide Customer with a report showing the volume of Mall Gift Certificates issued during the preceding month. Such report shall indicate the entire volume of Mall Gift Certificates issued. An authorized officer, or agent of TGCC will sign the report. Customer shall have the right to examine or audit TGCC's books and records relating to the Mall Gift Certificates (for the Property, only), at TGCC's principal place of business and during normal business hours, by informing TGCC in writing of its desire to do so five (5) days in advance. Any such audit shall be at the Customer's expense.

      i. Laws Compliance. TGCC shall comply and shall cause the Mall Gift Certificate Program to comply with all federal, state, regional, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances applicable to the Mall Gift Certificate Program, including, but not limited to, applicable escheat statutes.

      j. Insurance; Indemnity. TGCC shall indemnify Customer and save it harmless for, from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees) suffered by Customer in connection with: (i) loss of life, personal injury and/or damage to property or the environment suffered by third parties arising from or out of the occupancy or use by TGCC of the Property or any part thereof, occasioned wholly or in part by any act or omission of TGCC, its agents, contractors, invitees or employees and (ii) the misappropriation or other loss of any funds held in any of the accounts to the extent such misappropriation or other loss was occasioned by any act or omission of TGCC, its agents, contractors or employees. This indemnity shall survive any termination of this Agreement with respect to any incident occurring during the Term. At all times on and after the date of this Agreement, TGCC will carry and maintain, at its expense, a non-deductible (i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Agreement to afford protection with respect to personal injury, death or property damage of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit and Two Million Dollars ($2,000,000.00) general aggregate; (ii) all-risks property and casualty insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all personal property of TGCC located at the Property, including without limitation, all elements of the System, including the Counter Top Unit and (iii) if and to the extent required by law, worker's compensation insurance policy, or similar insurance in form and amounts required by law. TGCC shall continue in force its Chubb Executive Protection Policy of insurance, or a similar policy issued by another insurance company with a Bests rating similar to Chubb's rating. Such Policy shall contain coverage for employee theft, premises, transit, and depositor's forgery with respect to money and securities with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence with no aggregate limit. TGCC and Customer agree that any proceeds of the Chubb Executive Protection Policy, which relate to funds associated with the Mall Gift Certificates, shall be deposited into an account as directed by Customer so as to cover outstanding Mall Gift Certificates.

Neither Customer nor TGCC shall be liable to the other Party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or any resulting loss of income or losses under worker's compensation laws even though such loss or damage might have been occasioned by the negligence of such Party, its agents or employees. The provisions of this paragraph shall not limit the indemnification for liability to third parties contained in the preceding paragraph.

3.   AGREEMENT TERM

             a. Term. The "Term" of this Agreement shall commence as of the April 24, 2001 and shall terminate April 24, 2006, unless earlier terminated in accordance with the provisions of Section 5 below. At the end of the Term, this agreement will renew for successive one (1) year periods ("Renewal"). Either TGCC or Customer may terminate this agreement at the end of the Term or any Renewal, upon ninety (90) days prior written notice.

      b. Termination. Upon the termination of this Agreement, TGCC and Customer will no longer issue Mall Gift Certificates through the System. Unless Customer has terminated this Agreement due to an Event of Default by TGCC in accordance with Section 5, TGCC will continue to process previously issued Mall Gift Certificates until the expiration date of the last Mall Gift Certificate issued. If Customer has terminated this Agreement due to an Event of Default by TGCC in accordance with section 5, Customer shall have the right to direct TGCC to take all necessary steps so that Customer or Customer's designee may process previously issued Mall Gift Certificates. TGCC and Customer will destroy all unused gift certificate stock in each of their possession specific to Customer's System.

4.    ASSIGNMENT

     a. Assignment by Customer. Customer may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement to any subsidiary or affiliate of Customer or to any person or entity, which acquires the Property. No such transfer or assignment of this Agreement will constitute a termination of this Agreement. Customer agrees (subject to any confidentiality agreement which Customer may have with the Third Party) to disclose to TGCC the name of, and a contact person associated with the Third Party purchaser so that TGCC may contact such Third Party concerning this Agreement and TGCC's services.

     b.    Assignment  by  TGCC.   TGCC has the right  to  delegate,  assign,
transfer or encumber its rights, duties, interests or obligations under this Agreement.

5. DEFAULTS AND TERMINATION.

The following events shall constitute an "Event of Default":
      a. Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors or a trustee or receiver is appointed. If any such adjudication is involuntary, it shall not be an Event of Default hereunder if such Party is seeking to have the adjudication dismissed and in fact causes it to be dismissed within sixty (60) days.

     b. Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any duty, obligation or condition required to be performed or fulfilled by that Party hereunder;
provided,  however, that the non-performing Party shall have been  given  ten
(10) days written notice if such non-performance is the non-payment of money and thirty (30) days' prior written notice for any other non-performance, specifying the non-performance or non-fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment within such ten (10) day or thirty (30) day period, as the case may be; provided, however, in the event of a non-monetary, non-performance or non-fulfillment, there shall not be an Event of Default hereunder if the defaulting Party shall be diligently pursuing the curing of such non-performance and in fact completes the cure within sixty (60) days from the date of the notice.

Upon  the  occurrence of an Event of Default, the non-defaulting Party  shall have the right to terminate this Agreement upon written notice to the other Party. If this Agreement is terminated pursuant to this Section, the defaulting Party nevertheless shall remain liable for all damages which may be due or sustained by the non-defaulting Party, including, but not limited to, reasonable attorneys' fees, costs and expenses incurred by the non-defaulting Party in pursuit of its remedies hereunder.

6.     MISCELLANEOUS PROVISIONS.

     a.     Applicable   Law.   All  matters  pertaining  to  the   validity,
performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Salt Lake City, Salt Lake County, Utah.

      b. Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

      c. No Joint Venture. TGCC and Customer are independent contractors. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement, and neither party shall hold itself out in a manner that would indicate any such relationship exists in any matter, including but not limited to, advertising.

     d. Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth herein below). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five (5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

     e. Force Majeure. Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's performance hereunder.

     f. Confidentiality. The Parties agree that the contents and existence of this Agreement shall be considered confidential and shall not be disclosed to any third person or entity by either Party except with the prior written approval of the other Party or upon the order of a court of competent jurisdiction.

     g. Severability. In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

     h. Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.

     IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

CUSTOMER:                                 TGCC:

Prime Outlets of Grove City             The Gift Certificate Company

By: /s/ Frederick J. Meno      By: /s/ Hayden Felt
  Signature                       Signature
  Frederick J. Meno               Hayden Felt
  Name (printed)                  Name (Printed)
  Sr. VP Operations               VP Sales
  Title                           Title
  Date April 18, 2001             Date April 24, 2001

                                 Addendum A

ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED April 24, 2001 BY AND BETWEEN NBO, INC. ("TGCC") AND THE PRIME OUTLETS CENTERS INC. ("CUSTOMER").

**

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.